Exhibit 10.38

WEBSITE ASSET PURCHASE AGREEMENT

This Website Asset Purchase Agreement (the "Agreement") is made effective on this 4th day of  December, 2015, by and between War is Boring, Ltd., Co., a South Carolina limited liability company with its principal place of business located at 805 Gregg Street, Columbia, SC 29201 (the "Seller") David Axe, an individual with his principal place of business located at 805 Gregg Street, Columbia, SC 29201 ("Axe") and Bright Mountain, LLC, a Florida limited liability company with its principal place of business located at 6400 Congress Avenue, Boca Raton, FL 33487 (the "Buyer ").

1.

ASSET PURCHASE.

Subject to the terms and conditions contained in this Agreement, at Closing (as hereinafter defined), the Seller will sell and transfer to the Buyer and the Buyer shall purchase from the Seller all of Seller's rights, title and interest in and to the Website and Internet Domain Name, Warisboring.com and all of its respective contents (collectively, the "Website"), and any other rights associated with the Website, including, without limitation, all customer contracts, all customer lists containing customer contact information, any intellectual property rights, all related domain names, logos, email lists, passwords, podcasts, revenue, videos, content partnerships, usernames and trade names, all of the related social media accounts including but not limited to, Instagram , Twitter , Facebook.com, and Pinterest at closing and associated other rights are more specifically and particularly identified on Exhibit A hereto (collectively, with the Website, the "Purchased Assets").  The Buyer will not assume any liabilities associated with the Purchased Assets.

A closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of the Buyer on January 4, 2016 at a time to be mutually agreed upon by the parties hereto (the “Closing Date”) or at such other place, and on such other date, as the parties may agree in writing.

2.

PAYMENT TERMS.

In consideration for the purchase of the Purchased Assets, , the Buyer agrees to pay the Seller an aggregate amount of Two Hundred Fifty Thousand Dollars (US $250,000.00) (the "Purchase Price") in cash, payable as follows:

•

$12,377.00 paid at Closing on the Seller's behalf directly to Axe;

•

$87,623.00 paid at Closing on the Seller's behalf directly to Mr. David A. Segura ("Segura"); and

•

$150,000, paid monthly commencing on February 28, 2016, at the rate of 30% of the Net Revenue from the Website, as collected, until $150,000 is paid, but not longer than 36 months from closing.  Any unpaid balance due in full January 4, 2019. "Net Revenue"

shall mean the gross revenue from the Website, net of any chargebacks, which is collected.

3.

SELLER'S OBLIGATIONS.

•

From the date of this Agreement until the Closing Date, the Seller and Axe jointly and severally covenant and agree with the Buyer that the business of the Seller as it relates to the Purchased Assets shall be conducted in, and that it shall not take any action except in, the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Seller shall use commercially reasonable efforts to preserve intact the Purchased Assets, to preserve their relationships with the individuals or entities set forth on Exhibit A hereto and to comply in all material respects with all laws, orders and permits of all governmental entities applicable to it.

•

Following the Closing, the Seller shall take all actions deemed necessary to direct the payment of all Website revenue directly to the Buyer beginning January 4, 2016.

•

Any and all compensation, taxes, expenses reimbursements or other amounts due the Content Group (as defined on Exhibit A hereto) shall have been paid in full through last day immediately preceding the Closing Date.

4.

REPRESENTATIONS AND WARRANTIES BY THE SELLER AND AXE. The Seller and Axe jointly and severally represents and warrant to the Buyer as follows:

a)

Seller is a limited liability company duly incorporated, validly existing and in good standing under the laws of South Carolina, with full corporate power and authority to own, lease and operate its business and properties and to carry on business in the places and in the manner as presently conducted or proposed to be conducted.  Seller has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.  Seller has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

b)

There are no current disputes or threat of disputes with any third party over the proprietary rights to the Website or any of the Purchased Assets.  Seller has good and marketable title to the Purchased Assets, free and clear of all liens.  No person or entity has any right or option to acquire any of the Purchased Assets.

c)

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller does not require the consent of any person, or such consent has or will be obtained in writing, prior to the Closing.  The execution and performance of this Agreement by the Seller will not constitute or result in a violation of any material agreement to which the Seller is a party.

5.

SELLER'S CONDITIONS TO CLOSING.  The obligation of Seller to consummate the transactions contemplated hereby are subject to the following conditions:

a)

The representations and warrants of the Seller and Ax set forth in Section 4 hereof shall be true and correct in all material respects as of the Closing Date;

b)

No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent or adversely affect Seller’s consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

c)

No material adverse change shall have taken place with respect to the Purchased Assets; and

d)

All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

6.

DOCUMENTS TO BE DELIVERED AT THE CLOSING.

6.1

Documents to be Delivered by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

a)

assignments and transfer of Seller's rights, title and interest in and to each and all of the Purchased Assets, which such instruments shall include, without limitation, all passwords, login information, user names, documentation necessary to transfer the Website to the Buyer to be delivered by Seller to the appropriate domain name registrar pursuant to Section 8 below;

b)

a duly executed bill of sale, dated the Closing Date, transferring to Buyer all of Seller's right, title and interest in and to the Purchased Assets;

c)

such other certificates, documents and instruments as Buyer may have reasonably requested in connection with the transaction contemplated hereby.

6.2

Documents to be Delivered by Buyer.  At the Closing, Buyer shall deliver to Seller the following:

a)

payment to Axe of $12,377.00 pursuant to Section 2 hereof;

b)

payment to Segura of $87,623.00 pursuant to Section 2 hereof;

c)

such other certificates, documents and instruments as Seller may have reasonably requested in connection with the transaction contemplated hereby.

7.

INDEMNITY.

The Seller shall indemnify and hold harmless the Buyer against all damages, losses or liabilities, which may arise with respect to the Website, its use, operation or content, to the extent such damage, loss or liability was caused by the wrongful conduct of Seller prior to the effective date of this Agreement.  Such duty to indemnify on the part of the Seller shall terminate as of January 3, 2017.

8.

ADDITIONAL DOCUMENTS AND COVENANTS.

While Seller and Buyer acknowledge that this is an Asset Purchase Agreement, Seller understands that Buyer is a subsidiary of a public company and falls under SEC guidelines and requirements and may need historic accounting and financial records. Should Buyer require accounting and financial records for audit purposes from Seller at a future time, Seller agrees to take any and all actions requested by the Buyer, including, but not limited to, providing prompt, full and unfettered access to the Seller’s books and records by Buyer and its auditors and agents, in order to facilitate the timely, accurate and complete preparation of the such audited financial statements as Buyer may determine are necessary in conformity with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission within the prescribed time period.  Buyer shall pay all costs associated of its independent registered public accounting firm incurred in connection with the audit of such financial statements.

Within five (5) days after the Closing Date, the Seller will, at its sole cost, take the steps required by the current procedures promulgated by the registrars of the Website, or any other registrar that might be or become responsible for the transfer of the registrations of the Website domain name, to transfer the registration of the domain names to the Buyer, by completing the required forms and taking any other required actions to effect the transfer of the registration of the domain name of the Website. At and after the Closing Date, the Seller will, without further consideration, provide such other information and execute such documents as may be necessary or appropriate to accomplish the transfer of the registration of the Website domain name upon the Buyer's reasonable request. To the extent that Buyer or Seller becomes aware after the Closing Date of a domain name that redirects to any of the Website domain names, such party will cause that domain name to be transferred to Buyer within a commercially reasonable time period, and on similar terms as set forth in this Agreement.

9.

REVENUE.

The Seller and Axe jointly and severally represent and warrant to the Buyer that the average Website revenue for the months of August, September, and October, 2015 was approximately $9,000 per month.

10.

VISITOR TRAFFIC.  The Seller and Axe jointly and severally represent and warrant to the Buyer that:

•

Average unique visitors to the Website for August, September, and October, 2015 is approximately 650,000 per month.

•

Average page views on the Website for the months of August, September, and October, 2015 was approximately 1.5 million per month.

11.

NON COMPETE.

Seller and Axe each agree not to compete with Buyer with any website similar to Warisboring.com for a period of five years.

12.

NOTICES.

All notices required or permitted under this Agreement shall be deemed delivered when delivered in person or by certified mail, return receipt requested, with copy sent via  e mail, postage prepaid, addressed to the appropriate party at the address shown for  that party at the beginning of this Agreement. The parties hereto may change their addresses by giving written notice of the change in the manner described in this paragraph. Any party hereto may acknowledge receipt of a document or other information by email and expressly waive their right to notice of that document or other information by mail in said email communication.

13.

CONFIDENTIALITY.

The Seller and the Buyer agree that except for disclosures (i) required by law or governmental or other rules and regulations (including rules of any stock exchange) by which any of the parties hereto are bound (it being agreed that anything set forth in a proxy statement or any other document filed pursuant to law will be deemed required by law); (ii) to employees, officers, directors, stockholders, agents, attorneys, accountants, lenders and other representatives of and advisers to the parties hereto who need to know the information for the purpose of assisting such party in connection with the transactions contemplated hereby; and (iii) disclosures ordered by any court of competent jurisdiction over any party hereto, the terms of this Agreement or any aspect of the purchase shall be strictly confidential and will not be communicated to any person or entity without the written consent of the other party hereto.

14.

ENTIRE AGREEMENT AND MODIFICATION.

This Agreement constitutes the entire agreement between the parties. No modification or amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement replaces any and all prior agreements between the parties.

15.

INVALIDITY OR SEVERABILITY.

If there is any conflict between any provision of this Agreement and any law, regulation or decree affecting this Agreement, the provision of this Agreement so affected shall be regarded as null and void and shall, where practicable, be curtailed and limited to the extent necessary to bring it within the requirements of such law, regulation or decree but otherwise it shall not render null and void other provisions of this Agreement.

16.

GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, this Agreement has been signed as of the day and date first above written.

Seller:

War is Boring, Ltd. Co.

By:

/s/ David Axe

David Axe, Its: owner/manager

Buyer:

Bright Mountain. LLC

By:  /s/ W. Kip Speyer

W. Kip Speyer, President